EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

June 5, 2002

Dear Sir/Madam:

We have read the first, second, and third paragraphs of Item 4 included in the Form 8-K dated June 5, 2002, of Zale Corporation Savings and Investment Plan filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By
/s/ Richard J. Howell

cc:
Mrs. Sue Gove, Zale Corporation

JM